Exhibit 13.5

SEEDINVEST INVITES YOU TO AN

Investor Pitch Event featuring 20/20 GeneSystems

JOIN US FOR A PRIVATE INVESTOR PRESENTATION FEATURING 20/20 GENESYSTEMS, A LOCAL HEALTH-TECH STARTUP

WEDNESDAY, AUGUST 1ST

5:30 PM - 7:30 PM ET

CROWELL & MORING LLP

1001 PENNSYLVANIA AVENUE NW

WASHINGTON, DC

RSVP

You’re Invited to an

Investor Pitch Night

featuring 20/20 GeneSystems

Join SeedInvest for an evening pitch event featuring
20/20 GeneSystems.

20/20 GeneSystems, a digital diagnostics company with the mission of reducing cancer mortality through early detection, is now

accepting reservations on SeedInvest.

Wednesday, August 1st | 5:30 pm - 7:30 pm ET

Crowell & Moring LLP

1001 Pennsylvania Ave NW

Washington DC

B Y     I N V I T A T I O N     O N L Y

R E S E R V A T I O N S    A R E     O N     A     F I R S T     C O M E ,     F I R S T - S E R V E D
B A S I S - P L E A S E     S A V E     Y O U R     S E A T     B Y     R E G I S T E R I N G     A T
T H I S     L I N K .     S P O T S     A R E     L I M I T E D .

20/20 GeneSystems is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from 20/20 GeneSystems: https://www.seedinvest.com/2020.genesystems